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February 23, 1996



IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota  55440-0010

Gentlemen:

Reference is made to the Registration Statement on Form S-6 (File Nos. 2-97637 and 33-11165) under the Securities Act of 1933 which became effective July 14, 1986 and June 17, 1987, respectively, registering an indefinite amount of securities pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940. In connection with the Rule 24f-2 Notification for the fiscal year ended December 31, 1995, I have made such examination of matter of fact and law as I have deemed appropriate, and am of the opinion that:

1) IDS Variable Life Separate Account, is a validly organized and existing separate account of IDS Life Insurance Company duly authorized, as a unit investment trust, under the laws of the State of Minnesota, with the power and authority to issue and sell the securities registered, and

2) The securities issued, being variable life insurance policies, were legally issued, non-assessable and require no further payment by the purchaser.

I hereby consent that the foregoing opinion may be used in connection with the Rule 24f-2 Notification.

Sincerely,



Mary Ellyn Minenko
Attorney at Law
Minneapolis, MN  55440-0010

MEM/HSB/rdh